EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Taylor Capital Group, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-100809, 333-153159, and 333-179271 on Form S-8 and the registration statements Nos. 333-185686, 333-182571, 333-180892, 333-171328, and 333-167920 on Form S-3 of Taylor Capital Group, Inc. of our reports dated March 8, 2013, with respect to the consolidated balance sheets of Taylor Capital Group, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Taylor Capital Group, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 8, 2013